UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	April 1, 2006

TEKELEC

(Exact name of registrant as specified in its charter)

California	0-15135	95-2746131

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5200 Paramount Parkway, Morrisville, North Carolina	27560

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(919) 460-5500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written Communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 8.01 Other Events	1

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Item 8.01 Other Events.
     As previously reported in the Form 12b-25 Notification of Late Filing (the “Form 12b-25”) and Current Report on Form 8-K (the “March 17th Form 8-K”), each as filed by Tekelec (the “Company”) with the Securities and Exchange Commission (the “Commission”) on March 17, 2006, the Company could not file with the Commission its Annual Report on Form 10-K for the year ended December 31, 2005 (the “2005 Form 10-K”) by the prescribed due date of March 16, 2006. The Company could not timely file the 2005 Form 10-K due to its ongoing review and analysis of certain accounting matters, which are described in the foregoing filings and in the Company’s Current Report on Form 8-K filed with the Commission on February 21, 2006.
     As reported in the March 17th Form 8-K, the Company has $125 million outstanding of 2.25% Senior Subordinated Convertible Notes due June 2008 (the “Notes”), which were issued under an Indenture dated as of June 17, 2003 (the “Indenture”) between Deutsche Bank Trust Company Americas, as Trustee (the “Trustee”), and the Company. Under Section 7.04 of the Indenture, the Company is required to file with the Trustee such information, documents or reports as are required to be filed with the Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, within 15 days after the same are required to be filed with the Commission.
     The Company, as of the close of business on March 31, 2006, is in default of its obligation under Section 7.04 of the Indenture to file with the Trustee the 2005 Form 10-K within 15 days after the prescribed due date for the filing with the Commission. In a letter dated April 1, 2006, certain entities, representing that they beneficially own more than 25% in aggregate principal amount of the Notes then outstanding, gave the Company notice of, and demanded that the Company remedy, such default under Section 7.04 of the Indenture. If the Company does not file the 2005 Form 10-K with the Trustee within 60 days after April 1, 2006 and unless a waiver is obtained from the holders of more than 50% in aggregate principal amount of the Notes, then an “Event of Default” will occur under the Indenture, and either the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding can, by written notice to the Company (and to the Trustee if notice is given by the holders), declare the principal of the Notes and interest accrued thereon to be immediately due and payable. As reported in the Company’s Form 12b-25 and March 17th Form 8-K, the Company is working expeditiously to file the 2005 Form 10-K with the Commission as soon as possible. There can be no assurance, however, that the Company will file the 2005 Form 10-K with the Commission and with the Trustee prior to the expiration of the 60-day period following April 1, 2006.
     The Indenture also provides that, if the Company’s Common Stock ceases to be listed on the Nasdaq National Market, any holder of Notes may require the Company to redeem the holder’s Notes in accordance with the terms of the Indenture. As reported in the Company’s Current Report on Form 8-K filed with the Commission on March 23, 2006, the Company received on March 20, 2006 a notification letter from The Nasdaq Stock Market (“Nasdaq”) indicating that because of the Company’s failure to timely file the 2005 Form 10-K with the Commission, the Company’s Common Stock would be delisted from the Nasdaq National Market on March 29, 2006 unless the Company timely requested a hearing before a Nasdaq Listing Qualifications Panel (a “Nasdaq

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Listing Panel”) to review the Nasdaq Staff’s determination. The Company has timely requested such a hearing, which request has stayed any delisting until the Nasdaq Listing Panel reaches a decision regarding the Nasdaq Staff’s determination. There can be no assurance, however, that the Nasdaq Listing Panel will grant any request by the Company for continued listing and for an extension during which to comply with the applicable listing requirement.
     At December 31, 2005 and as reported in the March 17th Form 8-K, the Company had approximately $226 million in cash and marketable investments. In the event of any repayment or redemption obligation that arises under the Indenture as a result of the circumstances described above, the Company believes that such assets are sufficient to repay the Notes and all interest accrued thereon.

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SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tekelec
Dated: April 5, 2006	By:	/s/ Frank Plastina
Frank Plastina
President and Chief Executive Officer

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